Global Payments to Acquire ACTIVE Network;
Announces Strategic Partnership with Vista Equity Partners
ACTIVE Network is a leading provider of cloud-based, enterprise software solutions
Vista Equity Partners is the pre-eminent global investor in enterprise software, data and technology-enabled businesses

ATLANTA, August 3, 2017 -- Global Payments Inc. (NYSE: GPN), a leading worldwide provider of payment technology services, announced today an agreement to acquire the communities and sports divisions of ACTIVE Network from Vista Equity Partners. ACTIVE Network delivers cloud-based, mission critical enterprise software, including payment technology solutions, to event organizers in the communities and health and fitness verticals. The outdoors division of ACTIVE Network will be retained by Vista Equity Partners.

“ACTIVE Network aligns perfectly with our technology-enabled, software driven strategy and complements our existing businesses well,” said Jeff Sloan, Global Payments’ Chief Executive Officer. “With ACTIVE Network, we are adding an enterprise software business operating in two new vertical markets that are highly fragmented and underpenetrated with attractive growth fundamentals.”

Sloan continued, “We also are delighted to enter into a strategic partnership with Vista Equity Partners to provide payment technology expertise to their portfolio of companies. This represents a unique and exciting opportunity to integrate our distinctive payment technologies with a number of leading enterprise software companies to enhance their solutions and drive further market share gains.”

Robert F. Smith, Founder, Chairman and CEO of Vista Equity Partners, added, “I am pleased to announce this acquisition and Vista’s strategic partnership with Global Payments. I am confident that Global Payments will be the ideal partner to extend and expand ACTIVE Network’s global reach and scale, as well as offer innovative and differentiated payment technology solutions worldwide to our portfolio companies going forward.”

Under the terms of the acquisition agreement, Global Payments will acquire the communities and sports divisions of ACTIVE Network from Vista Equity Partners in a stock and cash transaction valued at approximately $1.2 billion, including a tax asset. Net of the tax asset, the effective purchase price is approximately $1.0 billion. Vista will receive $600 million of Global Payments stock and $600 million in cash as consideration. Global Payments will finance the cash portion with its existing credit facility and cash on hand. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to close in the fourth quarter of 2017. Global Payments expects the transaction to have an immaterial impact on 2017 adjusted earnings per share results.

About Global Payments
Global Payments Inc. (NYSE: GPN) is a leading worldwide provider of payment technology services that delivers innovative solutions driven by customer needs globally. Our technologies, partnerships and employee expertise enable us to provide a broad range of products and services that allow our customers to accept all payment types across a variety of distribution channels in many markets around the world.

Headquartered in Atlanta, Georgia with more than 8,500 employees worldwide, Global Payments is a member of the S&P 500 with merchants and partners in 30 countries throughout North America, Europe, the Asia-Pacific region and Brazil. For more information about Global Payments, our Service. Driven. Commerce brand and our technologies, please visit www.globalpaymentsinc.com.

About Vista Equity Partners
Vista Equity Partners, a U.S.-based investment firm with offices in Austin, San Francisco, Chicago, and Oakland with more than $30 billion in cumulative capital commitments, currently invests in software, data and technology-enabled organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista's investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

J.P. Morgan Securities LLC is serving as the exclusive financial advisor to ACTIVE Network.

Forward-Looking Statements
Investors are cautioned that some of the statements we use in this release contain forward-looking statements and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties and depend upon future events or conditions. Actual events or results might differ materially from those expressed or forecasted in these forward-looking statements. Accordingly, we cannot guarantee you that our plans and expectations will be achieved. Such statements may include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Important factors that could cause actual events or results to differ materially from those anticipated by our forward-looking statements or historical performance associated with the proposed acquisition of ACTIVE Network include the ability to meet closing conditions at all or on the expected terms and schedule, business disruption during the pendency of the acquisition or thereafter making it more difficult to maintain business and operational relationships, including the possibility that our announcement of the acquisition could disrupt our or ACTIVE Network’s relationships with financial institutions, customers, employees or other partners; and difficulties and delays in integrating the ACTIVE Network business or fully realizing benefits of the acquisition at all or within the expected time period. Additional factors that could cause events or results to differ materially from those anticipated by our forward-looking statements or historical performance can be found in our Transition Report on Form 10-K for the seven months ended December 31, 2016, and any subsequent filings with the Securities and Exchange Commission.

Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events, except to the extent required by the federal securities laws.

Investor contact:	investor.relations@globalpay.com	Media contact:	media.relations@globalpay.com
	Isabel Janci		Amy Corn
	770-829-8478		770-829-8755